As filed with the Securities and Exchange Commission on August 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RITA MEDICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3199149
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

967 N. Shoreline Blvd.

Mountain View, California 94043

(Address of Principal Executive Offices)

Horizon Medical Products, Inc. 1998 Stock Incentive Plan

Non Plan Option Grants

(Full Title of the Plan)

Joseph DeVivo

President and Chief Executive Officer

967 N. Shoreline Blvd.

Mountain View, California 94043

(Name and Address of Agent For Service)

(650) 314-3400

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Mark B. Weeks, Esq.

Heller Ehrman White & McAuliffe LLP

2775 Middlefield Road

Menlo Park, California 94025

Telephone: (650) 324-7000

Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	3,814,219	$3.345	$12,758,563	$1,616.51

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on August 2, 2004.

•	Explanatory Note. This Registration Statement on Form S-8 relates to the issuance of up to 3,814,219 shares of our Common Stock, par value $0.001, or the Shares, in connection with our acquisition of Horizon Medical Products, Inc. on July 29, 2004. Pursuant to the Agreement and Plan of Merger dated May 12, 2004 by and among RITA, Horizon and Horizon Acquisition Corp., or the Merger Agreement, each outstanding and unexercised option of Horizon outstanding as of the time of the closing of the merger became automatically exercisable to purchase our Common Stock at a ratio of 0.4212 per share. Of the Shares, 2,129,419 are issuable in connection with the assumption of options granted under the Horizon Medical Products, Inc. 1998 Stock Incentive Plan, as amended, 1,263,600 are issuable in connection with the assumption of a non plan option grant to Marshall B. Hunt, Horizon’s former chief executive officer, and 421,200 are issuable in connection with the assumption of a non plan option grant to William E. Peterson, Horizon’s former president.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees and/or directors of RITA Medical Systems, Inc. as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, which have been filed by RITA Medical Systems, Inc. (the “Registrant”) with the SEC, are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2003;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

(c)	Registrant’s Current Report on Form 8-K filed on January 13, 2004, January 21, 2004, February 11, 2004, February 19, 2004, March 5, 2004, March 11, 2004, March 24, 2004, April 1, 2004, April 29, 2004, May 10, 2004, May 14, 2004, June 3, 2004, June 9, 2004, June 28, 2004, July 9, 2004, July 30, 2004, August 3, 2004 and August 9, 2004;

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A pursuant to Section 12 of the Exchange Act filed with the Commission on July 7, 2000, including any amendment or report filed for the purpose of updating such description; and

(e)	The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A pursuant to Section 12 of the Exchange Act filed with the Commission on August 7, 2001, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Our Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. Our Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our officers and directors.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Item No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Grant Thornton LLP

23.4	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

99.1	Horizon Medical Products, Inc. 1998 Stock Incentive Plan(1)

(1)	Previously filed as Exhibit 10.11 to the Horizon Medical Products, Inc. Form S-1 dated April 14, 1998 (SEC File No. 333-46349) and incorporated herein by reference.

Item 9.    Undertakings

A.    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on this 9th day of August, 2004.

RITA MEDICAL SYSTEMS, INC.

By:	/S/ JOSEPH DEVIVO
Joseph DeVivo President and Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Joseph DeVivo and Donald Stewart, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ JOSEPH DEVIVO Joseph DeVivo	President, Chief Executive Officer and Director	August 9, 2004

/S/ DONALD STEWART Donald Stewart	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2004

/S/ VINCENT BUCCI Vincent Bucci	Chairman of the Board of Directors	August 9, 2004

/S/ HAROLD BLUE Harold Blue	Director	August 9, 2004

James E. Brands	Director

John Gilbert	Director

/S/ SCOTT HALSTED Scott Halsted	Director	August 9, 2004

/S/ WESLEY E. JOHNSON, JR. Wesley E. Johnson, Jr.	Director	August 9, 2004

/S/ RANDY LINDHOLM Randy Lindholm	Director	August 9, 2004

Robert D. Tucker	Director

Index to Exhibits

Item No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Grant Thornton LLP

23.4	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

99.1	Horizon Medical Products, Inc. 1998 Stock Incentive Plan (1)

(1)	Previously filed as Exhibit 10.11 to the Horizon Medical Products, Inc. Form S-1 dated April 14, 1998 (SEC File No. 333-46349) and incorporated herein by reference.